Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 29, 2015

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES 45% INCREASE IN NET SALES, 73% INCREASE IN ADJUSTED NET INCOME AND DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (July 29, 2015) – Orchids Paper Products Company (NYSE MKT: TIS) today reported the following.

Executive Summary:

●	Second Quarter results:
■	Net sales increased $13.1 million, or 45%, to $42.3 million, compared with $29.2 million in the same period of 2014.
■	Adjusted net income for the second quarter of 2015 was $3.6 million, compared with $2.1 million of adjusted net income in the same period of 2014.
■	Adjusted net income per diluted share for the second quarter of 2015 was $0.37 per share compared with $0.25 of adjusted net income per diluted share in 2014.
■	Adjusted EBITDA for the second quarter of 2015 totaled $8.4 million, which represented an increase of $2.6 million, or 44%, compared to the same period of 2014.
■	Net sales of converted product increased $12.1 million, or 43%, to $39.8 million, compared to $27.7 million in the same period of 2014.
■

Net sales of parent rolls increased $1.0 million, or 71%, to $2.5 million, compared to $1.5 million in the same period of 2014, primarily due to successful start-up of the new paper machine in Pryor, OK.

●	Second Quarter dividend:
■	The Company’s Board of Directors authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock.

Jeff Schoen, President and Chief Executive Officer, stated, “We are pleased with our second quarter results, which reflect increases in the volume of converted products shipped from both Pryor and Mexicali, along with increased parent roll sales from the additional tonnage provided by the new paper machine in Pryor, which started up in March 2015. The new converting line at our Pryor location started up in June 2015 and is exceeding our start-up expectations. We believe this line, along with continued optimization of our existing assets, will further improve our manufacturing flexibility, capacity and cost structure, providing Orchids with the opportunity to continue to competitively grow our sales.”

Mr. Schoen continued, “Additionally, in June 2015, we broke ground on our Barnwell, SC facility, which is being built to expand our geographic reach to best serve existing and new customers on the East Coast and to be world class in our capabilities to design and manufacture high quality products with a competitive cost advantage. During the second quarter, we successfully completed a follow-on stock offering and refinanced our debt facility to help fund this project. The project is proceeding as expected, with start-up of the first converting line expected in the first quarter of 2016 and start-up of the second line in the second quarter of 2016. Engineering of the paper machine is underway and it is expected to become operational in early 2017.”

Three-month period ended June 30, 2015

Net sales in the quarter ended June 30, 2015 were $42.3 million, an increase of 45% compared to $29.2 million in the same period of 2014. Net sales of converted product were $39.8 million, an increase of 43% compared to $27.7 million in the 2014 quarter. Net sales of parent rolls in the second quarter of 2015 were $2.5 million, an increase of 71% compared to $1.5 million in the same quarter of 2014. The increase in converted product net sales was primarily due to the full quarter effect in 2015 of shipments under the Fabrica supply agreement which closed June 4 of 2014 and an 18% increase in shipments from the Oklahoma facility. Total converted tonnage shipped increased 54%, which was partially offset by a 7% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold. Net sales of parent rolls increased primarily due to the additional production capacity generated by the new paper machine in Oklahoma, which resulted in a 53% increase in tons shipped. An improved parent roll market resulted in a 12% increase in selling price per ton.

Net income for the second quarter of 2015 was $3.9 million, an increase of $3.3 million, or 610%, compared to $546,000 in the same period in 2014. EBITDA was $8.0 million, an increase of $4.6 million, or 140%, compared to $3.3 million in 2014. Adjusted EBITDA, which excludes stock-based compensation expenses and expenses in 2014 related to a business acquisition, was $8.4 million, or 19.8% of net sales, in the second quarter of 2015, compared to $5.8 million, or 19.9% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses and the effect of a change in our estimated state tax liabilities was $3.6 million, an increase of $1.5 million, or 73%, compared with $2.1 million of adjusted net income in the same period of 2014, and diluted net income per share as adjusted to exclude these amounts was $0.37 per diluted share for the second quarter of 2015 compared with $0.25 per diluted share in the same period in 2014.

Gross profit for the second quarter of 2015 was $7.7 million, an increase of $2.2 million, or 41%, when compared with a gross profit of $5.5 million in the prior year quarter. Gross profit as a percent of net sales was 18.3% in the second quarter of 2015 compared to 18.8% for the same period in 2014. As a percent of net sales, gross profit was negatively affected by higher fiber costs and higher converting labor and overhead costs, which were largely offset by lower paper production costs following the start-up of the new paper machine in Oklahoma. Average fiber prices across our fiber basket were higher in the second quarter of 2015 compared to the same period in 2014, resulting in an approximate $760,000 decrease in gross profit. Additionally, we consumed approximately 300 tons of purchased parent rolls at a cost of approximately $370,000 during the quarter as we ramped up production on the new paper machine. Paper production costs excluding fiber in our Oklahoma operating facility decreased approximately 17% when compared to the prior year quarter due to the successful start-up of the new paper machine in March 2015.

Selling, general and administrative expenses in the second quarter of 2015 totaled $2.2 million, a decrease of $2.2 million, or 49%, compared to the same period in the prior year. The decrease was primarily due to $1.5 million of acquisition costs related to the Fabrica transaction incurred in 2014, and a $512,000 decrease in non-cash expenses related to stock options granted to management from 2014 to 2015. Selling, general and administrative expenses as a percent of net sales in the 2015 quarter were 5.3% compared to 15.1% for the prior year quarter.

Interest expense for the second quarter of 2015 totaled $64,000 compared to interest expense of $112,000 in the same period in 2014. Interest expense for 2015 and 2014 excludes $159,000 and $37,000, respectively of interest capitalized on significant projects during the quarter. The higher level of total interest in 2015 resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings under our revolving line of credit to finance capital expenditures.

As of June 30, 2015, the effective tax rate for the full year is estimated to be 33.8%, as compared to the 34.4% effective tax rate estimated at the end of the first quarter of 2015. Primarily as a result of a change in our estimated state tax liabilities, the actual effective tax rate for the second quarter of 2015 was 25.3%. The change in our estimated state tax liabilities had a positive effect of $0.05 on second quarter 2015 net income per diluted share.

Six-month period ended June 30, 2015

Net sales in the six-month period ended June 30, 2015 were $79.7 million, an increase of $22.8 million, or 40%, compared to $57.0 million in the same period of 2014. Net sales of converted product were $77.2 million, an increase of $23.3 million, or 43%, compared to the same period of 2014. Net sales of parent rolls were $2.5 million, a decrease of $562,000, or 18%, compared to the same period of 2014. The increase in converted product net sales was primarily due to the full-year effect of shipments under the supply agreement with Fabrica and a 13% increase in shipments from our Oklahoma site, which were partially offset by a 7% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold, including “away from home” sales associated with the Fabrica transaction, which typically have a lower selling price than “at home” sales. Net sales of parent rolls decreased primarily due to a 26% decrease in tons shipped, which was partially offset by an 11% increase in selling price per ton. The decrease in tons shipped was due to our new paper machine project, as discussed above.

Net income for the six-month period ended June 30, 2015 was $5.1 million, an increase of $1.9 million, or 60%, compared to $3.2 million in the same period in 2014. EBITDA was $12.5 million, an increase of $3.2 million, or 34%, compared to $9.4 million in 2014. Adjusted EBITDA, as defined above, was $13.2 million, or 16.6% of net sales, compared to $12.0 million, or 21.1% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses and the effect of a change in our estimated state tax liabilities was $5.1 million, a slight increase of $58,000, or 1%, compared with $5.0 million of adjusted net income in the same period of 2014, and diluted net income per share as adjusted to exclude these amounts was $0.54 per diluted share for the first six months of 2015 compared with $0.61 per diluted share in the same period in 2014.

Gross profit for the six-month period ended June 30, 2015 was $12.5 million, an increase of $1.0 million, or 9%, when compared with a gross profit of $11.5 million in the same period in 2014. Gross profit as a percent of net sales was 15.7% in the six-month period of 2015 compared to 20.2% for the same period in 2014. As a percent of net sales, gross profit decreased primarily due to the effects of the Oklahoma paper machine project on our first quarter results, higher fiber costs, and higher labor and maintenance and repair costs in our converting operation. Average fiber prices across our fiber basket increased by 7% in 2015 compared to the same period in 2014, resulting in an approximate $1.5 million decrease in gross profit. Furthermore, during the period, we consumed approximately 3,000 tons of purchased parent rolls at a cost of approximately $3.4 million.

Selling, general and administrative expenses in the six-month period ended June 30, 2015 totaled $4.7 million, a decrease of $1.8 million, or 28%, compared to the same period in the prior year. The decrease was primarily due to $1.5 million of acquisition costs related to the Fabrica transaction incurred in 2014, and a $363,000 decrease in non-cash expenses related to stock options granted to management from 2014 to 2015. Selling, general and administrative expenses as a percent of net sales in the 2015 period were 5.9% compared to 11.6% for the prior year period.

Interest expense for the six-month period ended June 30, 2015 totaled $278,000 compared to interest expense of $125,000 in the same period in 2014. Interest expense for 2015 and 2014 excludes $124,000 and $110,000, respectively, of interest capitalized on significant projects during the quarter. The higher level of total interest in 2015 resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings under our revolving line of credit to finance capital expenditures.

Cash provided by operations for the six-month period ended June 30, 2015 was $4.9 million compared to $3.1 million in the prior year period. The increase in cash provided by operations is primarily due to the increase in net income and non-cash adjustments, including depreciation and amortization, which were partially offset by increases in accounts receivable and inventories and a decrease in accounts payable. Cash used in investing activities was $24.3 million in the 2015 period compared to $17.4 million in the prior period. In 2015, we spent $24.3 million on capital expenditures, while in 2014, we paid $16.7 million in cash in the Fabrica acquisition. During the six-month period of 2015, cash provided by financing activities was $34.1 million, compared to $13.2 million in the 2014 period. In 2015, we received net proceeds of $32.2 million from a follow on stock offering and $20.0 million of borrowings under our term loan, which were offset by $1.4 million of debt repayments, a decrease in bank overdrafts of $1.7 million, net repayments of $7.7 million under the Company’s line of credit and $6.7 million of dividends paid to stockholders. In 2014, we received $30.0 million of debt proceeds and $3.9 million under the Company’s line of credit, which were offset by $15.1 million of debt repayments and $5.7 million of dividends paid to stockholders.

Total long-term debt outstanding as of June 30, 2015 was $47.3 million and cash totaled $15.8 million. As a result, Net Debt outstanding as of June 30, 2015 was $31.5 million.

Dividend Declared

On July 29, 2015, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on August 24, 2015 to stockholders of record at the close of business on August 10, 2015.

Conference Call/Webcast

The Company will hold a teleconference to discuss its second quarter results at 10:00 a.m. (ET) on Thursday, July 30, 2015. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense and expenses related to business acquisitions. Adjusted Net Income excludes after-tax stock-based compensation expense, expenses related to business acquisitions and the effects of a change in our estimated state tax liabilities. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) non-cash compensation (affecting stock-based compensation expense) and sporadic expenses (including costs of business acquisitions).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 9, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Securities and Exchange Commission on May 8, 2015.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Converted Product Net Sales	$39,787	$27,731	$77,202	$53,885
Parent Roll Net Sales	2,508	1,465	2,508	3,070
Net Sales	42,295	29,196	79,710	56,955
Cost of Sales	34,576	23,706	67,205	45,447
Gross Profit	7,719	5,490	12,505	11,508
Selling, General and Administrative Expenses	2,240	4,407	4,737	6,586
Intangibles Amortization	377	108	754	108
Operating Income	5,102	975	7,014	4,814
Interest Expense	64	112	278	125
Other (Income) Expense, net	(152)	(7)	(338)	(6)
Income Before Income Taxes	5,190	870	7,074	4,695
Provision for Income Taxes	1,312	324	1,960	1,506
Net Income	$3,878	$546	$5,114	$3,189

Average number of shares outstanding, basic	9,801,616	8,268,575	9,281,257	8,167,076
Average number of shares outstanding, diluted	9,852,598	8,345,894	9,343,887	8,258,092

Net income per share:
Basic	$0.40	$0.07	$0.55	$0.40
Diluted	$0.39	$0.07	$0.55	$0.39

Cash dividends paid	$3,594	$2,825	$6,660	$5,650
Cash dividends per share	$0.35	$0.35	$0.70	$0.70

Operating Data:
Converted Product Tons Shipped	20,334	13,244	39,171	25,478
Parent Roll Tons Shipped	2,520	1,642	2,520	3,428
Total Tons Shipped	22,854	14,886	41,691	28,906

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$(617)	$(1,720)	$4,934	$3,093
Investing Activities	$(13,319)	$(15,571)	$(24,262)	$(17,351)
Financing Activities	$26,464	$16,204	$34,109	$13,190

	As of
	June 30,	December 31,
Balance Sheet Data:	2015	2014
	(unaudited)
Cash	$15,802	$1,021
Accounts Receivable, net	12,730	10,195
Inventory, net	13,100	9,650
Other Current Assets	4,019	5,166
Property Plant and Equipment	193,813	169,551
Accumulated Depreciation	(54,252)	(49,831)
Net Property Plant and Equipment	139,561	119,720
Intangibles and Goodwill, net	24,043	24,797
Other Long Term Assets	912	190
Total Assets	$210,167	$170,739

Accounts Payable and Bank Overdrafts	$10,185	$13,097
Accrued Liabilities	4,230	3,747
Total Debt	47,300	36,362
Deferred Income Taxes	16,435	17,020
Total Stockholders' Equity	132,017	100,513
Total Liabilities and Stockholders' Equity	$210,167	$170,739

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA Reconciliation:	2015	2014	2015	2014
Net Income	$3,878	$546	$5,114	$3,189
Plus: Interest Expense	64	112	278	125
Plus: Income Tax Expense	1,312	324	1,960	1,506
Plus: Depreciation	2,333	2,232	4,421	4,441
Plus: Intangibles Amortization	377	108	754	108
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$7,964	$3,322	$12,527	$9,369

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA Reconciliation:	2015	2014	2015	2014
EBITDA	$7,964	$3,322	$12,527	$9,369
Plus: Stock Compensation Expense	$423	$1,007	$690	$1,172
Plus: Acquisition Costs	-	1,478	-	1,487
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$8,387	$5,807	$13,217	$12,028

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Net Income Reconciliation:	2015	2014	2015	2014
Net income	$3,878	$546	$5,114	$3,189
Plus: Stock Compensation Expense, net of tax	280	632	457	797
Plus: Acquisition Costs, net of tax	-	928	-	1,011
Less: Change in Estimated State Tax Liabilities	(516)	-	(516)	-
Adjusted Net income	$3,642	$2,106	$5,055	$4,997

Adjusted Diluted Net Income Per Share	$0.37	$0.25	$0.54	$0.61

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2015	2014
Current Portion Long-Term Debt	$2,700	$2,700
Long-Term Debt	44,600	33,662
Total Debt	47,300	36,362
Less: Cash, net of Bank Overdrafts	(15,802)	685
Net Debt	$31,498	$37,047